Sandy Spring Bancorp, Inc.

Teleconference January 24, 2008 at 2:00 PM ET

Speakers:	Hunter R. Hollar, President and Chief Executive Officer
Philip J. Mantua, Executive Vice-President and Chief Financial Officer
Daniel J. Schrider, Executive Vice-President and Chief Credit Officer
Ronald E. Kuykendall, Executive Vice-President and General Counsel

Event:	Fourth Quarter and Full-Year 2007 Earnings Results

OPERATOR:
Hello and welcome to the Sandy Spring Bancorp, Inc.’s Fourth Quarter 2007 Earnings Web cast. All persons will be in a listen-only mode. There will be an opportunity for you to ask questions at the end of today’s presentation. If you would like to ask a question during the Question and Answer session, please press “*” then “1” on your touchtone phone. You will hear a tone to confirm that you have entered the list. If you decide you want to withdraw your question, please press “*” then “2” to remove yourself from the list. If you should need assistance during today’s Conference, please signal for an Operator by pressing “*” then “0” on your touchtone phone. Please note this Conference is being recorded. Now I would like to turn the Conference over to Hunter Hollar, President and CEO of Sandy Spring Bancorp, Inc. Sir, please begin.

HUNTER R. HOLLAR:
Good afternoon, welcome everyone to Sandy Spring Bancorp’s Conference Call to discuss our performance for the Fourth Quarter and Full-Year of 2007. Joining me here today is Phil Mantua, our Chief Financial Officer, Dan Schrider, our Chief Credit Officer and Ron Kuykendall, General Counsel for Sandy Spring Bancorp. As always, this Call today is open to all investors, analysts and the news media. There will be a live Web cast of today’s Call and there will be a replay of the Call available at Sandy Spring Web site beginning later today. We can take your questions after a brief review of the key highlights. Before we make our remarks and take your questions, Ron will give the Safe Harbor Statement.

RONALD E. KUYKENDALL:
Thank you Hunter. Good afternoon ladies and gentlemen! Sandy Spring Bancorp will make “forward-looking” statements in this Web cast that are subject to risks and uncertainties. These “forward-looking” statements include statements of goals, intentions, earnings and other expectations; estimates of risks and of future costs and benefits; assessments of probable loan and lease losses; assessments of market risk; and statements of the ability to achieve financial and other goals. These “forward-looking” statements are subject to significant uncertainties because they are based upon or affected by management’s estimates and projections of future interest rates, market behavior and other economic conditions, future laws and regulations and a variety of other matters that by their nature are subject to significant uncertainties. Because of these uncertainties, Sandy Spring Bancorp’s actual future results may differ materially from those indicated. In addition, the company’s past results of operations do not necessarily indicate its future results.

HUNTER R. HOLLAR:	Thanks Ron. I will recap a few of the key financial performance highlights and then we will move on to a discussion of where we are with project LIFT and after that we will take your questions.

First, net income for the Fourth Quarter of 2007 was $8.4 Million dollars, $0.51 per diluted share, compared to $8.3 Million dollars, $0.55 per diluted share for the Fourth Quarter of 2006. On a linked Quarter basis, net income was $8.2 Million dollars, $0.50 per diluted share for the Third Quarter of 2007. So there was year-over-year growth in the final Quarter and there was also an improvement over the Third Quarter, which is encouraging in this environment. For the Full-Year of 2007, the net income was $32.3 Million dollars versus $32.9 Million dollars for the prior year 2006. Keep in mind that the net income number for 2007 includes after-tax merger costs of $900,000 for the acquisitions of Potomac Bank of Virginia and CN Bancorp, Inc. Those were completed in the First and Second Quarters of 2007. As we noted in our Press Release, our Fourth Quarter highlights included a 16% increase in net interest income for the Quarter and an 11% improvement for the Full-Year when both are compared to comparable prior periods. Non-interest income increased 13% for the Quarter and 14% for the Year. Loans and deposits at Year-End increased 26% and 14% respectively when compared to December 31, 2006. The provision for loan losses was increased for both the Quarter and Full-Year in response to a larger portfolio as well as a higher level of non-performing loans. The provision totaled $1.7 Million dollars for the Fourth Quarter of 2007 compared to $250,000 for the Fourth Quarter of 2006 and $750,000 for the linked Quarter of 2007. For the Full-Year the provision totaled $4.1 Million dollars compared to $2.8 Million dollars for the prior year. This allowance for loan losses represents coverage of 1.10% of outstanding loans at December 31, 2007. We are comfortable with that ratio especially when you consider our relatively low level of net charge-offs for the year at .06% of total loans. Non-performing assets totaled $34.9 Million dollars at December 31, 2007 compared to $3.9 Million dollars a year earlier. On a linked Quarter basis, non-performers were $25.8 Million dollars at September 30, 2007. The $9.1 Million dollars increase from September to December was caused primarily by one non-performing commercial construction loan totaling $5.3 Million dollars on which we believe we are adequately reserved. In addition, there are four non-performing commercial real estate loans, totaling $5.8 Million dollars, which are well secured. The big year-over-year in non-performers also includes one loan totaling $13.6 Million dollars. It was put on non-accrual status in the Second Quarter of 2007 and is still there. You may recall from our Third Quarter Call that Dana Schrider, our Chief Credit Officer commented that we continue to be in discussions with the borrower about how we move forward to make full payment a reality. This statement is still true today as our best judgment remains that we will be repaid on this loan. Generally, we think asset quality remains very good even though some of our measurers are higher than traditional Sandy Spring standards. Given the current slowdown and turmoil in the economy and considering that we have the one non-performing loan of $13.6 Million dollars, we are still confident that our overall portfolio quality is solid and well diversified. Our net interest margin improved 4.19% for the Fourth Quarter compared to 4.14% for the prior year Quarter and 4.16% for the linked Quarter of Third Quarter 2007.

This trend is both positive and welcome. We eliminated an Executive Medical Plan in the Fourth Quarter and approved a freeze of a defined benefit Pension Plan effective January 1, 2008. These are both significant cost-reduction initiatives and we will go into more detail in this area in a minute. We also repurchased approximately 101,000 shares of company stock during the Quarter at an average cost of $28.35 per share. I will now move to some comments on our expectations from LIFT or looking inward for tomorrow. During the past few months, we completed the initial groundwork and analysis for LIFT. This stage included a company-wide evaluation of business practices, staffing levels, facilities and branches with the fundamental goal of improving Sandy Springs overall efficiency and focusing resources on more strategic value added activities. Now we have moved into the implementation phase of a variety of initiatives with a majority of the implementation efforts to be started in 2008 and with the expectation that this process will continue well through mid-2009. So toward the end of the Fourth Quarter, we instituted a hiring freeze across the core bank and we began to roll out new, more stringent expense controls with respect to discretionary expenses. For example, and as I noted earlier, we eliminated an Executive Medical Plan and have frozen the defined benefit Pension Plan. We also significantly restructured our Supplemental Executive Retirement Plan and combined these three initiatives alone will constitute an annual expense savings of over $1.5 Million dollars in the coming year. Before getting into too much additional detail, let me stop here and make some Overview statements about LIFT as it relates to 2008 and in to 2009. First, the financial benefits derived from LIFT will be from both expense management initiatives, meaning cost savings and also from revenue enhancements. Let me also say that we want to come away from this with a much stronger culture of efficiency at Sandy Spring by emphasizing the importance of expense discipline through our long-term success. Now specifically, Sandy Spring Bancorp plans to achieve approximately $5.1 Million dollars of cost savings in 2008 through a combination of workforce reduction, changes in corporate benefit plans and other efficiencies. Our workforce reductions are broad-based and across the entire organization and not specifically focused on any one area of the company. Included is the retail portion of our franchise in several support areas where we believe we can more efficiently serve our internal and external client base by doing more with less. It will require us to do certain things we do today better and to no longer do certain things we have done in the past. When I refer to other efficiencies, this includes opportunities that we have identified in reduced corporate real estate and occupancy costs, more controlled discretionary spending and streamlining certain processes. In corporate real estate, we have identified opportunities to consolidate offices, sell certain properties and where feasible, lease back others. We expect the majority of these occupancy related savings to occur toward the end of 2008 or more likely in 2009 as we recognize that the realities of our current real estate market will have an impact on our ability to negotiate these transactions. We have decided to close one existing branch by the end of the First Quarter and will continue to evaluate the performance of others for possible closure or consolidation in the future. When we speak of discretionary spending, we have identified several key expense categories such as consulting and professional fees, seminars and conferences, travel and overtime where we will cut back the overall spending and also instill more stringent approval and monitoring process for more controlled spending in the future. An example of process re-engineering is the adoption of remote captured capability in our branch system which takes advantage of current technology advancements, thus eliminating the need for costly courier runs with paper. These changes and others are expected to result in employee severance and other implementation costs of about $1.5 Million dollars, the majority of which will be recognized during the first half of 2008. In addition, we intend to achieve at least $2.2 Million dollars in net revenue growth through the implementation of various pricing and business growth enhancements driven by LIFT. Much of this revenue growth comes in conjunction with the greater emphasis of meeting the needs of the small business owner and will be derived by the realignment of certain Sandy Spring bankers who will be focused on capturing both the deposits and loan relationship of clients in this segment of the market. So in title, Sandy Spring Bank expects to realize a net pre-tax benefit from LIFT of approximately $5.8 Million dollars in 2008, primarily in the latter half of the year. During 2009, we expect to realize an additional $4. Million dollars of pre-tax earnings benefit from all of this activity. So that is it for our comments today, which we can expand on as we take your questions.

OPERATOR:
At this time if you would like to ask a question, please press “*” then “1” on your touchtone phone. You will hear a tone to confirm that you have entered the list. If you decide you want to withdraw your question, please press “*” then “2” to remove yourself. Our first question is from Matt Schultheis of Ferris, Baker & Watts. Please go ahead.

MATT SCHULTHEIS:
Good afternoon gentlemen. Quick question for you just to make sure that I am understanding your LIFT cost initiatives or cost saves. You had what, about $98. Million dollars in expense in ’07 so you are budgeting… or you are expecting to get about $93. Million dollars in ’08? Is that correct?

PHILIP J. MANTUA:
Matt, this is Phil. I think it is a little bit dangerous to take that quick approach to take in an overall amount of expense for 2007 and then haircut again entirely by the amount of cost savings and end up in ’08 because there are some other areas of expense that will probably increase that will probably offset some of the overall cost reduction that has been discussed as part of the LIFT. I understand what you are trying to get at in terms of the run rate there but I think there will be some other spending in certain areas that will impact the overall number.

MATT SCHULTHEIS:	Okay, actually, that is my only question so thank you very much.

PHILIP J. MANTUA:	You’re welcome.

OPERATOR:
Gentlemen, there are no other questions in the queue. Would you like me to give the instructions again? Sorry, I spoke a little too soon. Our next question is from Bryce Rowe of Baird. Please go ahead.

BRYCEROWE:
Good morning or good afternoon! (Greeting returned) She was a little quick on the draw there, huh? (Laughter) Can you kind of expand on as far as the LIFT goes? Can you tell me what the FTE count was for Fourth Quarter and where you expect it to go I guess by… maybe by the end of ’08?

PHILIP J. MANTUA:	FTE number at the end of the year was around 711.

BRYCE ROWE:	Okay

PHILIP J. MANTUA:	That is FTE and not employees.

BRYCE ROWE:	Right

PHILIP J. MANTUA:
And we expect that from an FTE standpoint that the LIFT efforts will probably  adjust that number by somewhere in the low 50 range and again it is important to talk about it from an FTE standpoint because there are some things there that are related to things like changing branch hours and the like that are impacts on FTE but aren’t necessarily impacts on individual people, if you follow me, or individual employee counts.

BRYCE ROWE:	Okay, less overtime type (Interrupted) (Cross Talk)

PHILIP J. MANTUA:	Exactly! As Hunter stated in his comments, reducing the kind of per hour amount of expense or having people work less hours as opposed to having less people.

BRYCE ROWE:
Right, okay and then other questions, can you guys expand on… you said you feel comfortable with the additions or you feel well secured on the additions to non-performing loans. Can you tell us why and also can you just touch on deposit pricing. I saw that deposit pricing actually came down quite a bit in the Quarter and if you could tell us how sustainable that trend is?

HUNTER R. HOLLAR:	Bryce, Hunter - let me ask Dan to respond to you a little bit on the first part of your question and then we’ll come back to the deposit pricing.

DANIEL J. SCHRIDER:	Good afternoon Bryce!

BRYCE ROWE:	Hey!

DANIEL J. SCHRIDER:
With regard to the non-performers, the loans that make up that category are predominately residential-related real estate loans and the one that was added and mentioned specifically is one where based on current appraisal and our estimate of value and haircut and those types of things, we are in good shape from a collateral value standpoint. So we think that with our non-performers it is just a matter of time working through these situations with borrowers to make a full repayment a reality.

BRYCE ROWE:	Okay

PHILIP J. MANTUA:
Bryce, this is Phil again. On your deposit pricing question, I don’t think there is any question that in the Fourth Quarter we were pretty successful in managing our margin through just that in terms of being pretty strong managers on the deposit side but you also notice that we didn’t incur an awful lot of growth in the deposit portfolios so that is part of the trade off as you know. Going forward, that is probably going to be more difficult to do in general. It has been in most recent times just because some of the liquidity issues in the overall market and how other competitors have priced up deposits and in particular time deposits. Now with the event of the past couple of days in terms of overall rate shifting significantly, I think that will change some but I think we are going to have to be more aggressive going forward for deposit growth than we were certainly in the Fourth Quarter and so relatively speaking, we are going to have to have some in increase I believe in what we are going to have to pay for those deposits.

BRYCE ROWE:	Okay and so what is the duration of the CD portfolio? What is the re-pricing the next 6 to 9 months?

PHILIP J. MANTUA:
Probably a fair amount. I think our overall duration is probably a year or less. Just thinking through it as it relates to the kinds of CD specials in particular, we have been running in recent times which have been less than a year for quite some time and so we will probably have a fair amount of cash flows related to that coming through the system here in the next 6 months. I think that is a pretty good estimate.

BRYCE ROWE:	Okay that is great, thank you.

PHILIP J. MANTUA:	You’re welcome.

OPERATOR:
As a reminder, if you would like to ask a question, please press “*” then “1” on your touchtone phone. You will hear a tone to confirm that you have entered the list. If you decide you want to withdraw your question, please press “*” then “2” to remove yourself from the list. Our next question is from Mark Hughes of Lafayette Investments. Please go ahead.

MARK HUGHES:	Good afternoon! (Greeting returned) With your LIFT initiative, where do you see the efficiency ratio selling down say a year or so from now?

PHILIP J. MANTUA:
Well I think we’ve been on record before, at least in some settings and Mark by the way, this is Phil and in terms of wanting our efficiency ratio to eventually land in the mid-50’s range, we are pretty confident that what we are doing here with LIFT throughout ’08 and ’09 will take us towards that goal. I don’t think we see that completely materializing through ’08 as we work our way through this but it will clearly take us in the right direction.

MARK HUGHES:	I can’t remember that far back but have you been at mid-50’s before in your recent history?

PHILIP J. MANTUA:
Yes, probably within the last 3 to 5 years, we were definitely in that range. I don’t know that we’ve ever been lower than in the 52 or 53 range. It is possible but that was also at a time where we had our Balance Sheet fairly leveraged you may recall, so there was an awful lot of net interest dollars coming from that source and so the efficiency ratio was certainly in a much better stead because of it.

MARK HUGHES:	Last question. With interest rates coming down, at least some interest rates, quite dramatically. What affect is that going to be on your whole business this year?

PHILIP J. MANTUA:
Mark, Phil again. I think it is clearly going to put some pressure on our margin and I don’t think there is any question about that. I think that the magnitude and the swiftness that the Fed moved the other day is a part of the issue because it is just hard for us to adjust as quickly on the other side of the Balance Sheet so I think we are going to have margin pressures. I don’t think there is any question about that and we clearly have to factor that in to the overall equation. I mean we have growth expectations obviously for the Balance Sheet but they are just going to come at less marginal dollars. I don’t think there is any other way to look at it.

MARK HUGHES:	Right, right and last question. What is your feeling or your attitude at the moment with share repurchases?

HUNTER R. HOLLAR:
Yes, we still have authorization out there. We certainly have noted that the last couple of days, our stock has had a nice run up but certainly in the kind of average cost areas that we have been in the past, we would be there again with repurchases.

MARK HUGHES:	Okay thank you very much.

HUNTER R. HOLLAR:	Thanks Mark!

PHILIP J. MANTUA:	You bet Mark!

OPERATOR:	The next question is from Michael Cohen of Sunove Capital. Please go ahead.

MICHAEL COHEN:	Hi, thank you for taking my questions. Can you talk about with kind of a little more granularity your outlook for credit, kind of major loan category?

HUNTER R. HOLLAR:
That is a good question and sometimes I think it gets a little bit lost in the concern about residential real estate around the country and certainly to some degree here in our market but we do have a very well diversified portfolio that I will ask Dan to comment on here in just a little bit but certainly residential development activity represents a relatively small portion of our portfolio with some other very safe and well diversified kind of components.

DANIEL J. SCHRIDER:
Yes, our total portfolio of about $2.3 Billion, slightly under 9% of that is represented by that real estate builder developer business that Hunter speaks of so it is a very small part of our business but given the current environment is the key driver behind our credit issues or non-performers are. The balance of our portfolio is made up of a very sound and well managed residential mortgage business which is both on the short term three and five one-arm side as well as construction and light loan business we’ve been in for many, many years and that continues to perform very, very well. Average loan size is in the approximately $250,000 dollar range, so very well diversified. Our consumer portfolio, which is slightly under $377. Million at period end is predominately home equity paper, both line and term credit, very high credit scores, very conservative underwriting standards and that continues to perform well so those categories themselves on the more retail side are not driving any of our asset quality metrics that are spiking. On the C&I side, we have tended to focus on that small, what we consider to be a community banking market. Our average loan size in that category is about $138,000-$140,000 dollars per note which is very low, very well diversified and that is not a category that is also not driving any of our non-performing issues. A lot of our numbers are getting a little bit skewed by virtue of what is going on in that builder business today. But we have very robust risk management practices; risk I.D., problem loan management. Our underwriting standards have been solid and sound for many, many years and so those are not changing. If anything, they are tightening up over time in the current environment.

MICHAEL COHEN:	Sure, that makes sense. So, of your short of $3.2 Billion, the 9% that you refer to is… that’s is what would be sort of residential construction loans?

DANIEL J. SCHRIDER:	That is correct.

MICHAEL COHEN:	And then within, I’m sorry I thought I heard you say something to the effect of lots and land. What… Those are to individuals or to builders or what is that?

DANIEL J. SCHRIDER:
That is slightly under 9% represents the builder related portfolio. Within our residential we do have a small lot portfolio for the typical homeowner building their own home so that is not a raw land (Cross Talk) (Interrupted).

MICHAEL COHEN:	Okay and you don’t have a raw land portfolio within the commercial side, do you?

DANIEL J. SCHRIDER:	That is correct. No, that is correct, we do not.

MICHAEL COHEN:
You do not. Okay that is great and then if you could be just a little bit more specific on the margin. I guess I was… I thought that you guys were kind of a little more liability sensitive over time than it sounds like you guys are. You know I guess my question becomes you know from here, you know from 4-Q margin, what would you know of you know 419, where do you kind of project out ’08 margin to be and you know what is that kind of assuming in terms of future Fed rate cuts or that kind of thing?

PHILIP J. MANTUA:
Michael, this is Phil. I think it is certainly clear that our margin… it will be difficult for our margin to expand from this point. Let’s put it that way, given again what’s just occurred and the volatility in the last few days and also because it has been within the last few days that I think it is a little hard to completely predict where the margin is going to go from here because I don’t think anybody anticipated, us included, what the Fed did the other day and so I think it is a little hard to quantify exactly where it is going to go from this point forward. We do believe that the Fed will continue to cut rates and do so throughout the course of the year but I don’t know that I could give you an exact basis point type of an adjustment on that margin at this point just because in many ways it is too early to tell exactly how it is going to impact things.

HUNTER R. HOLLAR:
Just to add one thing to that, we’ve said in some past calls I believe that from purely a GAAP basis, we are fairly balanced between an asset and a liability amount so we are neither liability sensitive nor asset sensitive. The unknown portion that Phil refers to I think is just the competition for deposit and how is that going to shake out in this new rate, lower rate environment.

MICHAEL COHEN:
Essentially, if I understand this correctly, essentially your loans are going to re-price fairly quickly and then the question, the challenge on your part is gee, how much of this can we capture back in lower deposit costs. Is that the right way to think about it?

PHILIP J. MANTUA:
That is exactly right Michael. I mean we know as a fact that about a third of our loan portfolio is variable rate, prime-based type loans. So you can do the math on that pretty quickly and understand the impact from that perspective. What is more difficult as Hunter just mentioned and you correctly assessed is just how quickly we are able based on competitive pressures to react to that on the other side and price the deposits down accordingly. And that is the way it has been here for some period of time but again in the immediate term because of the swiftness of the change in the rate environment and how its volatility in it, it is really hard to predict just how successful we will be in doing that.

MICHAEL COHEN:	Great, I appreciate your help. Thank you very much and congratulations on announcing some of the LIFT initiatives.

PHILIP J. MANTUA:	Thank you.

OPERATOR:	Gentlemen, at this time, there are no other questions in the queue.

HUNTER R. HOLLAR:
Okay so that wraps up our questions. We want to thank everyone for participating today. We want to remind you that we appreciate receiving your feedback to help us evaluate how we did. You can always email us comments at http://www.sandyspringbank.com. Thanks again and that concludes our call.

OPERATOR:	Thank you gentlemen. At this time, you may now disconnect your line.

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